EXHIBIT 95.1

Mine Safety Disclosure

The following disclosure is provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977.

The table that follows reflects citations, orders, violations and proposed assessments issued by the Mine Safety and Health Administration (the “MSHA”) to DeSoto Sand, LLC, an indirect wholly owned subsidiary of Southwestern Energy Company.  The disclosure is with respect to the three months ended June 30, 2015.  Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov.

Southwestern Energy Company
Mine Safety Disclosure
Three Months Ended June 30, 2015
(Unaudited)

			Section 104(d) Citations and Orders					Received Notice of Pattern of Violations Under Section 104(e)
	Section 104 S&S Citations	Section 104(b) Orders		Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of Proposed MSHA Assessments(2)	Total Number of Mining Related Fatalities		Received Notice of Potential to Have Pattern Under Section 104(e)	Legal Actions Pending as of the Last Day of Period

Operation(1)											Legal Actions Initiated During Period	Legal Actions Resolved During Period
DeSoto Sand, LLC	0	0	0	0	0	$0	0			0	0	0

Total						$0		No	No

(1)

The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine.

(2)

The whole-dollar amounts included are the total dollar value of proposed or outstanding assessments received from MSHA on or before June 30, 2015 regardless of whether the assessment has been challenged or appealed, for alleged violations occurring during the three month period ended June 30, 2015. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and are sometimes dismissed. The number of citations, orders, and proposed assessments vary by inspector and also vary depending on the size and type of the operation.